Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,000,000	$231.80

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

(To Prospectus dated March 5, 2015, Prospectus

Supplement dated March 5, 2015 and Product

Supplement STOCK STR-1 dated May 29, 2015)

140,000 Units	Pricing Date	August 31, 2017
$10 principal amount per unit	Settlement Date	September 8, 2017
CUSIP No. 40435G444	Maturity Date	September 3, 2021

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks

▪	The Underlying Stocks are Delta Air Lines, Inc., Southwest Airlines Co. and United Continental Holdings, Inc.

▪	Automatically callable if the Observation Level of each Underlying Stock on any Observation Date, occurring approximately one, two, three and four years after the pricing date, is at or above its respective Starting Value

▪	In the event of an automatic call, the amount payable per unit will be:

▪	$12.50 if called on the first Observation Date

▪	$15.00 if called on the second Observation Date

▪	$17.50 if called on the third Observation Date

▪	$20.00 if called on the final Observation Date

▪	If not called on the first, second or third Observation Dates, a maturity of approximately four years

▪	If not called, 1-to-1 downside exposure to decreases in the Worst Performing Underlying Stock, with up to 100.00% of the principal amount at risk

▪	All payments are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S”

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement STOCK STR-1.

The estimated initial value of the notes on the pricing date is $9.29 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

 _________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.00	$1,400,000.00
Underwriting discount(1)	$ 0.20	$ 28,000.00
Proceeds, before expenses, to HSBC	$ 9.80	$1,372,000.00
(1) See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 31, 2017

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Summary

The Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the Observation Level of each of the three airline sector stocks described below (the “Underlying Stocks”) is equal to or greater than the Call Level on the relevant Observation Date. If your notes are not automatically called, at maturity, you will lose all or a portion of the principal amount of your notes based on the performance of the Worst Performing Underlying Stock (as defined below). Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10.00 principal amount per unit and will depend on the performance of the Underlying Stocks, subject to our credit risk. See “Terms of the Notes” below.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Call Amounts and Call Premiums). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.

Terms of the Notes		Payment Determination
Issuer:	HSBC USA Inc. (“HSBC”)

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date based on the performance of the Worst Performing Underlying Stock, determined as follows:

Because the Threshold Value for each Underlying Stock is equal to its Starting Value, you will lose all or a portion of your investment if the Ending Value of any Underlying Stock is less than its Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately four years, if not called on the first, second or third Observation Dates.
Market Measure:	The common stocks of Delta Air Lines, Inc. (Bloomberg symbol “DAL”), Southwest Airlines Co. (Bloomberg symbol “LUV”) and United Continental Holdings, Inc. (Bloomberg symbol “UAL”) (each, an “Underlying Company”).
Worst Performing Underlying Stock:	The Underlying Stock with the largest percentage decrease from its Starting Value to its Ending Value.
Automatic Call:	The notes will be automatically called on any Observation Date if the Observation Level of each Underlying Stock on that Observation Date is equal to or greater than its Call Level.
Starting Values:	DAL: 47.19 LUV: 52.14 UAL: 61.96
Ending Values:	With respect to each Underlying Stock, its Observation Level on the final Observation Date.
Observation Levels:	With respect to each Underlying Stock, its Closing Market Price on the applicable Observation Date, multiplied by its Price Multiplier on that day.
Price Multipliers:	With respect to each Underlying Stock, 1, subject to adjustment for certain corporate events relating to that Underlying Stock described beginning on page PS-21 of product supplement STOCK STR-1.
Observation Dates:

September 7, 2018, August 30, 2019, August 28, 2020 and August 27, 2021 (the final Observation Date).

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-18 of product supplement STOCK STR-1.

Call Levels:	With respect to each Underlying Stock, 100% of its Starting Value.
Call Amounts (per Unit) and Call Premiums:

$12.50, representing a Call Premium of 25% of the principal amount, if called on the first Observation Date;

$15.00, representing a Call Premium of 50% of the principal amount, if called on the second Observation Date;

$17.50, representing a Call Premium of 75% of the principal amount, if called on the third Observation Date; and

$20.00, representing a Call Premium of 100% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-18 of product supplement STOCK STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Values:	With respect to each Underlying Stock, 100% of its Starting Value.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-12.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-800-294-1322:

▪	Product supplement STOCK STR-1 dated May 29, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415034376/v411981_424b2.htm

▪	Prospectus supplement dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▪	Prospectus dated March 5, 2015: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Observation Level of each Underlying Stock on any of the Observation Dates will be equal to or greater than its Call Level and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of one or more of the Underlying Stocks is significantly greater than the return represented by the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪     You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning shares of the Underlying Stocks.

▪     You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-12.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You anticipate that the Observation Level of one or more of the Underlying Stocks will be less than its Call Level on each Observation Date, including the final Observation Date.

▪     You seek an uncapped return on your investment.

▪     You seek principal repayment or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the Underlying Stocks.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level and Observation Levels of each Underlying Stock, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00 for each Underlying Stock;
2)	a Threshold Value of 100.00 for each Underlying Stock;
3)	a Call Level of 100.00 for each Underlying Stock;
4)	the term of the notes from September 8, 2017 to September 3, 2021 if the notes are not called on the first, second or third Observation Dates;
5)	the Call Premium of $2.50 if the notes are called on the first Observation Date, $5.00 if called on the second Observation Date, $7.50 if called on the third Observation Date and $10.00 if called on the final Observation Date; and
6)	Observation Dates occurring on September 7, 2018, August 30, 2019, August 28, 2020 and August 27, 2021 (the final Observation Date).

The hypothetical Starting Value of 100.00 for each Underlying Stock used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of any Underlying Stock. For recent actual prices of the Underlying Stocks, see “The Underlying Stocks” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level of each Underlying Stock on one of the Observation Dates is equal to or greater than its Call Level.

Example 1 – The Observation Level of each Underlying Stock on the first Observation Date is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.50 = $12.50 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – On the first Observation Date, although the Observation Level of each of DAL and UAL is above its Call Level, the Observation Level of LUV is below its Call Level. Therefore, the notes will not be called on the first Observation Date. On the second Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $5.00 = $15.00 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – On the first and second Observation Dates, although the Observation Level of each of DAL and UAL is above its Call Level, the Observation Level of LUV is below its Call Level. Therefore, the notes will not be called on the first or second Observation Dates. On the third Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $7.50 = $17.50 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 4 – On the first, second and third Observation Dates, although the Observation Level of each of DAL and UAL is above its Call Level, the Observation Level of LUV is below its Call Level. Therefore, the notes will not be called on the first, second or third Observation Dates. On the fourth and final Observation Date, the Observation Level of each Underlying Stock is above its Call Level. Therefore, the notes will be called at $10.00 plus the Call Premium of $10.00 = $20.00 per unit.

Notes Are Not Called on Any Observation Date

Example 5 – The notes are not called on any Observation Date because the Observation Level of at least one Underlying Stock is below its Call Level on each Observation Date (including the final Observation Date) even though the Observation Level of each of the other Underlying Stocks is above its Call Level. Because the Redemption Amount will be based on the performance of the Worst Performing Underlying Stock and the Ending Value of at least one Underlying Stock is less than its Threshold Value, the Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if DAL is the Worst Performing Underlying Stock and its Ending Value is 80.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Summary of the Hypothetical Examples

	Notes Are Called on an Observation Date												Notes Are Not Called on Any Observation Date
	Example 1			Example 2			Example 3			Example 4			Example 5
	DAL	UAL	LUV	DAL	UAL	LUV	DAL	UAL	LUV	DAL	UAL	LUV	DAL	UAL	LUV
Starting Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Levels	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Values	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Observation Levels on the First Observation Date	135.00	135.00	125.00	105.00	105.00	90.00	108.00	108.00	90.00	108.00	108.00	90.00	108.00	108.00	90.00
Observation Levels on the Second Observation Date	N/A	N/A	N/A	130.00	130.00	135.00	105.00	105.00	95.00	105.00	105.00	95.00	90.00	90.00	105.00
Observation Levels on the Third Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	125.00	125.00	120.00	108.00	108.00	90.00	108.00	108.00	90.00
Observation Levels on the Final Observation Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	120.00	120.00	115.00	115.00	115.00	80.00
Returns of the Underlying Stocks	35.00%	35.00%	25.00%	30.00%	30.00%	35.00%	25.00%	25.00%	20.00%	20.00%	20.00%	15.00%	15.00%	15.00%	-20.00%
Return of the Notes	25.00%			50.00%			75.00%			100.00%			-20.00%
Call Amount / Redemption Amount per Unit	$12.50			$15.00			$17.50			$20.00			$8.00

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Stocks. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “—Risks Relating to All Note Issuances.”

▪	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Underlying Stocks.

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-12 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the prices of the Underlying Stocks and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of the Underlying Stocks), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Underlying Companies will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to any Underlying Company in connection with this offering.

▪	You will have no rights of a holder of the Underlying Stocks, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by any Underlying Company.

▪	While we, MLPF&S or our respective affiliates may from time to time own securities of the Underlying Companies, we, MLPF&S and our respective affiliates do not control any Underlying Company, and have not verified any disclosure made by any Underlying Company.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stocks. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page PS-21 of product supplement STOCK STR-1.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is MLPF&S. We have the right to appoint and remove the calculation agents.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK STR-1.

Additional Risk Factors

The notes are subject to the risks of each Underlying Stock, not a basket composed of the Underlying Stocks, and will be negatively affected if the price of any Underlying Stock decreases from its Starting Value as of any Observation Date, even if the prices of the other Underlying Stocks increase from their Starting Values as of those days. You are subject to the risks associated with each Underlying Stock. On any Observation Date, if the Observation Level of any Underlying Stock is less than its Call Level, the notes will not be called, even if the Observation Levels of the other Underlying Stocks are greater than their respective Call Levels. If the notes are not called, the Redemption Amount will be determined only by reference to the Worst Performing Underlying Stock, regardless of the performance of the other Underlying Stocks. The notes are not linked to a basket composed of the Underlying Stocks, where the depreciation in the price of one Underlying Stock could be offset to some extent by the appreciation in the price of the other Underlying Stocks. In the case of the notes that we are offering, the individual performance of each Underlying Stock would not be combined, and the depreciation in the price of one Underlying Stock would not be offset by any appreciation in the price of the other Underlying Stocks.

Because the notes are linked to three Underlying Stocks, as opposed to only one, it is more likely that the notes will not be automatically called on an Observation Date; if not called, you will lose all or a portion of your investment. With three Underlying Stocks, it is more likely that the price of one of the Underlying Stocks will close below its Call Level on any Observation Date (and, therefore, the notes will not be automatically called) than if the notes were linked to only one of the Underlying Stocks. If the notes are not called, your return will depend on the Ending Value of the Worst Performing Underlying Stock as compared to its Starting Value, and you will lose all or a portion of your investment. As noted above, if the notes are not automatically called, you will not benefit from the return of the other Underlying Stocks being higher than the return of the Worst Performing Underlying Stock.

You will be subject to risks relating to the relationship between the Underlying Stocks. Your return on the notes may benefit from a positive correlation, if any, between the Underlying Stocks, in the sense that their prices tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the Underlying Stocks will not exhibit this relationship. The less correlated the Underlying Stocks, the more likely it is that the price of one of the Underlying Stocks will decrease below its Starting Value over the term of the notes. You will lose some or all of your principal if the notes are not automatically called, and the Ending Value of one of the Underling Stocks is less than its Threshold Value; in such a case, the performance of the better performing Underlying Stocks would not be relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the Underlying Stocks will be over the term of the notes.

The Underlying Stocks are concentrated in one sector. All of the Underlying Stocks are issued by companies in the airline sector. Although an investment in the notes will not give holders any ownership or other direct interests in the Underlying Stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the airline sector, including those discussed below. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors. In addition, because the Underlying Stocks are concentrated in one sector, their prices may increase or decrease at similar times and by similar magnitudes, and they may perform similarly over the term of the notes. You will be subject to risks relating to the relationship among the Underlying Stocks.

Adverse conditions in the airline sector may reduce your return on the notes. All of the Underlying Stocks are issued by companies whose primary lines of business are directly associated with the airline sector. The profitability of these companies is largely dependent on, among other things, customer demand, government regulation, fuel costs and availability, timely maintenance of its aircraft, weather conditions, talent attraction and retention, brand recognition, public perception of safety and security affecting airlines, and industry competition. In addition, adverse economic, business, market, environmental, labor or tax developments affecting the U.S., the areas of the world in which these companies operate and/or the airline sector could affect the prices of the Underlying Stocks. Any of these factors may have an adverse effect on the value of the notes.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

The Underlying Stocks

We have derived the following information about the Underlying Companies from publicly available documents. We have not independently verified the following information.

Because the Underlying Stocks are registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Underlying Stocks or to any other securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of any Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to any Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding any Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of an Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Underlying Company could affect the price of the relevant Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stocks is not a recommendation to buy or sell the Underlying Stocks.

Historical Data

The tables set forth below show the quarterly high and low Closing Market Prices of the shares of the Underlying Stocks on their primary exchange from the first quarter of 2008 or the date when the relevant Underlying Stock commenced trading, as applicable, through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. This historical data on the Underlying Stocks is not necessarily indicative of their future performance or what the value of the notes may be. Any historical upward or downward trend in the price per share of any Underlying Stock during any period set forth below is not an indication that the price per share of such Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stocks.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Delta Air Lines, Inc.

Delta Air Lines, Inc. provides scheduled air transportation for passengers, freight and mail over a network of routes throughout the United States and internationally. This Underlying Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “DAL.” The company’s CIK number is 27904.

	High ($)	Low ($)
2008
First Quarter	18.53	8.35
Second Quarter	10.48	5.00
Third Quarter	9.94	4.64
Fourth Quarter	11.52	5.64
2009
First Quarter	12.38	3.93
Second Quarter	8.11	5.40
Third Quarter	9.65	5.68
Fourth Quarter	11.81	6.95
2010
First Quarter	14.65	11.22
Second Quarter	14.93	11.31
Third Quarter	12.61	9.97
Fourth Quarter	14.33	11.24
2011
First Quarter	13.00	9.79
Second Quarter	11.51	9.00
Third Quarter	9.41	6.62
Fourth Quarter	9.02	6.65
2012
First Quarter	11.30	8.01
Second Quarter	12.10	9.81
Third Quarter	11.12	8.55
Fourth Quarter	11.94	9.33
2013
First Quarter	17.07	12.23
Second Quarter	18.97	14.39
Third Quarter	24.01	18.41
Fourth Quarter	29.34	24.02
2014
First Quarter	35.37	27.70
Second Quarter	42.23	31.73
Third Quarter	40.93	35.61
Fourth Quarter	49.23	30.90
2015
First Quarter	50.70	43.42
Second Quarter	47.40	40.57
Third Quarter	47.99	40.00
Fourth Quarter	52.26	44.87
2016
First Quarter	50.12	40.77
Second Quarter	48.49	33.36
Third Quarter	40.98	35.58
Fourth Quarter	51.78	38.94
2017
First Quarter	51.44	45.52
Second Quarter	53.87	44.03
Third Quarter (through the pricing date)	55.48	45.21

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Southwest Airlines Co.

Southwest Airlines Co. is a domestic airline that provides primarily short-haul, high-frequency, point-to-point service throughout the United States. This Underlying Stock trades on the NYSE under the symbol “LUV.” The company’s CIK number is 92380.

	High ($)	Low ($)
2008
First Quarter	13.08	11.27
Second Quarter	14.80	11.78
Third Quarter	16.47	12.85
Fourth Quarter	14.20	7.28
2009
First Quarter	9.81	5.01
Second Quarter	7.64	6.25
Third Quarter	9.88	6.48
Fourth Quarter	11.61	8.20
2010
First Quarter	13.22	11.03
Second Quarter	13.96	11.11
Third Quarter	13.35	10.63
Fourth Quarter	14.26	12.60
2011
First Quarter	13.32	11.57
Second Quarter	12.67	10.77
Third Quarter	11.64	7.85
Fourth Quarter	9.10	7.35
2012
First Quarter	10.04	8.18
Second Quarter	9.31	7.88
Third Quarter	9.63	8.47
Fourth Quarter	10.56	8.71
2013
First Quarter	13.48	10.47
Second Quarter	14.38	12.54
Third Quarter	14.70	12.71
Fourth Quarter	18.95	14.67
2014
First Quarter	23.98	18.88
Second Quarter	27.59	22.51
Third Quarter	35.23	26.70
Fourth Quarter	42.32	28.88
2015
First Quarter	46.99	38.90
Second Quarter	43.49	33.09
Third Quarter	40.45	32.36
Fourth Quarter	49.58	38.00
2016
First Quarter	44.99	34.72
Second Quarter	47.73	36.76
Third Quarter	43.18	35.54
Fourth Quarter	50.89	38.40
2017
First Quarter	58.88	49.46
Second Quarter	62.14	53.07
Third Quarter (through the pricing date)	64.24	50.71

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

United Continental Holdings, Inc.

United Continental Holdings Inc. is an airline holding company. The company owns and operates airlines that transports persons, property, and mail throughout the United States and abroad. This Underlying Stock trades on the NYSE under the symbol “UAL.” The company’s CIK number is 100517.

	High ($)	Low ($)
2008
First Quarter	41.14	20.91
Second Quarter	23.61	5.22
Third Quarter	14.94	3.13
Fourth Quarter	16.59	5.02
2009
First Quarter	12.77	3.66
Second Quarter	6.76	3.17
Third Quarter	9.40	3.18
Fourth Quarter	13.09	6.33
2010
First Quarter	20.18	12.23
Second Quarter	23.97	17.71
Third Quarter	24.25	18.59
Fourth Quarter	29.53	23.27
2011
First Quarter	27.48	22.17
Second Quarter	26.68	19.79
Third Quarter	23.03	16.61
Fourth Quarter	21.24	15.53
2012
First Quarter	24.97	17.48
Second Quarter	25.17	20.58
Third Quarter	24.82	17.78
Fourth Quarter	24.19	19.21
2013
First Quarter	32.50	23.95
Second Quarter	34.75	28.66
Third Quarter	36.25	27.71
Fourth Quarter	39.83	29.65
2014
First Quarter	49.18	37.73
Second Quarter	48.05	39.20
Third Quarter	51.74	38.62
Fourth Quarter	66.89	40.55
2015
First Quarter	73.62	63.83
Second Quarter	64.02	51.23
Third Quarter	61.56	51.50
Fourth Quarter	61.49	50.78
2016
First Quarter	61.19	45.12
Second Quarter	58.60	37.75
Third Quarter	54.36	39.31
Fourth Quarter	76.05	52.82
2017
First Quarter	75.96	65.28
Second Quarter	82.03	67.75
Third Quarter (through the pricing date)	80.53	61.48

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Stocks, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Underlying Stocks. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Stocks, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to the Notes” beginning on page PS-6 and “Use of Proceeds” on page PS-16 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to the Worst Performing of Three Airline Sector Stocks, due September 3, 2021

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Underlying Stocks.

▪	Under this characterization and tax treatment of the notes, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon receipt of a cash payment at maturity or upon a sale, exchange, redemption, retirement or other disposition of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year, and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement and prospectus supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the prospectus supplement) on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-35 of product supplement STOCK STR-1.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-13